Exhibit 21

FTE Networks, Inc. Subsidiary List

Focus Venture Partners, Inc.

BESG Ireland, Ltd.

UBIQ Communications, LLC

FTE Holdings, LLC

FTE Wireless, LLC

FTE Network Services, LLC

Optos Capital Partners, LLC

Jus-Com Inc.

Focus-Fiber Solutions, LLC